EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES MARCH CASH DISTRIBUTION

Dallas, Texas, March 20, 2015 – Southwest Bank, as Trustee of the Hugoton Royalty Trust (NYSE – HGT) (the “Trust”), today declared a cash distribution to the holders of its units of beneficial interest of $0.018380 per unit, payable on April 14, 2015, to unitholders of record on March 31, 2015. The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in January.

	Underlying Gas Sales
	Volumes (Mcf) (a)		Average Gas Price per Mcf
	Total	Daily

Current Month Distribution	1,222,000	39,000	$2.88

Prior Month Distribution	1,205,000	39,000	$3.52	(b)

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.
(b)	Excluding the effect of the one-time prior period adjustment the average gas price for the prior month distribution was $3.88 per Mcf. See “Other” below for additional information.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $200,000, production expense of $1,695,000 and overhead of $1,011,000 in determining the royalty payment to the Trust for the current month.

Gas Volumes

XTO Energy has advised the trustee that repairs and maintenance at a third party gas processing system in the Hugoton area following a force majeure incident resulted in decreased underlying gas volumes of approximately 5,000 Mcf per day. The third party has advised XTO Energy that it expects the repairs and maintenance to be completed by the end of March 2015.

Other

XTO Energy has advised the trustee that the prior month distribution includes a one-time prior period adjustment for the recoupment of natural gas liquids revenue from the trust in the amount of $353,069 ($282,455 net to the trust).

Excess Costs

XTO Energy has advised the trustee that decreased gas production and lower gas prices caused costs to exceed revenues on properties underlying the Kansas net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyance.

XTO Energy has advised the trustee that lower gas prices and increased costs caused costs to exceed revenues on properties underlying the Wyoming net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyance.

Arbitration and Litigation Proceedings – Sandra Goebel

On August 12, 2013, a demand for arbitration styled Sandra G. Goebel vs. XTO Energy, Inc., Timberland Gathering & Processing Company, Inc. and Bank of America, N.A. was filed with the American Arbitration Association (“AAA”). The claimant, Sandra Goebel, is a unitholder in the trust and alleged that XTO Energy breached the conveyances by misappropriating funds from the trust by failing to modify its existing sales contracts with its affiliate Timberland Gathering & Processing Company, Inc. (“Timberland”). Goebel alleged that these contracts did not currently reflect “market rate” terms, and that XTO had a duty to renegotiate the contracts to obtain more favorable terms. The claimant further alleged that Bank of America, N.A. (the previous trustee) breached its fiduciary duty by acquiescing to and facilitating XTO Energy’s alleged self-dealing and concealing information from unitholders that would have revealed XTO Energy’s breaches. The claim also alleged aiding and abetting breach of fiduciary duty by XTO Energy, and disgorgement and unjust enrichment by Timberland. The claimant sought from the respondents damages of an estimated $59.6 million for alleged royalty underpayments, exemplary damages, an accounting by XTO Energy, a declaration, costs, reasonable attorneys’ fees, and pre-judgment and post-judgment interest. Goebel purported to sue on behalf of and for the benefit of the Hugoton Royalty Trust. Bank of America, N.A. filed a response to the arbitration demand denying any liability arising out of the claimant’s allegations and objecting to the arbitrability of Goebel’s claims against Bank of America, N.A. The arbitration panel ruled that Goebel’s claims are not arbitrable and dismissed the claims in their entirety without prejudice. Goebel has refiled the matter as a lawsuit styled Sandra G. Goebel vs. XTO Energy, Inc., Timberland Gathering and Processing Company, Inc. and Bank of America, N.A. in Dallas County District Court. The allegations are the same as those contained in the previous arbitration demand. Defendants answered with general denials and additionally filed pleas to the jurisdiction, special exceptions, and a plea in abatement challenging, among other things, Goebel’s putative authority to bring claims on behalf of the trust over the trustee’s objection. The Defendants also filed a joint motion to stay the Goebel case in favor of the first filed Lamb case discussed below. The court denied Defendants’ pleas to the jurisdiction and special exceptions, although it did not rule on the plea in abatement. Simultaneously, the judge conditionally stayed the case pending a ruling on Goebel’s Motion to Intervene in the Lamb case. On September 5, 2014, however, Goebel withdrew her Motion to Intervene. That same day, Lamb filed a Motion to Voluntarily Dismiss his federal district court lawsuit (see discussion below). Goebel filed a motion to lift the stay in the state district court; while XTO Energy, Timberland and Bank of America (individually and now as former trustee) filed a motion to stay the case pending a mandamus appeal of the district court’s denial of their pleas to the jurisdiction and special exceptions. On October 30, 2014, the district court granted Plaintiff’s motion to lift stay. On October 31, 2014, the district court denied Defendants’ motion to stay pending mandamus. On November 7, 2014, the Defendants filed their petition for writ of mandamus with the Dallas Court of Appeals. Defendants also filed a motion seeking a stay from the court of appeals, along with the petition for writ of mandamus. On November 13, 2014, the court of appeals granted Defendants’ motion and stayed the lawsuit, including all associated discovery, until the court opines on the petition for writ of mandamus. Goebel filed a response to the petition for the writ of mandamus on December 16, 2014 and the Defendants replied on January 13, 2015. Accordingly, the petition has been fully briefed and is awaiting a decision from the court of appeals. Southwest Bank, the current trustee, has not yet been formally named a party in the case. The trustee will vigorously defend any claims that may be asserted against it. XTO Energy has informed the trustee that it believes that XTO Energy and Timberland have strong defenses to this lawsuit and intend to vigorously defend their positions. Bank of America has informed the trustee that it believes it has strong defenses to the lawsuit and will vigorously defend its position. The terms of the trust indenture provide that Bank of America and/or the trustee shall be indemnified by the trust and shall have no liability, other than for fraud, gross negligence or acts or omissions in bad faith as adjudicated by final non-appealable judgment of a court of competent jurisdiction.

Litigation Proceedings - Harold Lamb

On September 12, 2012, a lawsuit was filed against Bank of America as trustee and XTO Energy styled Harold Lamb v. Bank of America and XTO Energy Inc., in the U.S. District Court — Western District of Oklahoma. The plaintiff, Harold Lamb, is a unitholder in the trust and alleged that XTO Energy failed to properly pay and account to the trust under the terms of the net overriding royalty conveyances on certain Kansas and Oklahoma properties and that Bank of America, N.A., as the previous trustee, failed to properly oversee such payment and accounting by XTO Energy. Additionally, the plaintiff alleged that Bank of America, N.A. and XTO Energy breached a fiduciary duty to the trust based on the allegations found in the Fankhouser class action discussed in the most recent Form 10-K. The plaintiff sought unspecified amounts for actual/compensatory damages, punitive damages, disgorgement and injunctive relief. Sandra Goebel, another unitholder of the trust, filed a Motion to Intervene in Lamb’s lawsuit and to stay the action in favor of her lawsuit pending in the Dallas County District Court (see discussion above) or, in the alternative, for the court to appoint her attorneys lead counsel in Lamb’s lawsuit. On September 5, 2014, Goebel withdrew her Motion to Intervene. That same day, Lamb filed a Motion to Voluntarily Dismiss his claims. On September 29, 2014, the Lamb case was dismissed without prejudice to refile in state court. Lamb’s counsel has been added as counsel of record for Goebel.

Reserves

The trustee anticipates that the trust will incur additional legal and other expenses in connection with the Goebel lawsuit. As a result, the trustee reserved an additional $1.6 million from trust distributions for the Goebel litigation, beginning with the September 2013 distribution. The September 2013 through December 2013 distributions each reflected a deduction of $400,000 in connection with such reserve. Additionally, the trustee previously reserved an additional $1.6 million from trust distributions for the Lamb litigation but that is now a part of the reserve for the Goebel lawsuit. The January 2014 through April 2014 distributions each reflected a deduction of $400,000 in connection with such reserve. As the Goebel lawsuit progresses, the trustee may need to revise the reserve.

Due to the requirements of some of the vendors of the trust, the trustee has created a reserve in the amount of $100,000 for unforeseen administrative expenses that need to be paid immediately. This reserve will be periodically reviewed by the trustee and maintained at the current level until it is needed to be revised.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs, the outcome of litigation, and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2014.

*         *         *

Contact:	Nancy Willis Vice President Southwest Bank, Trustee 855-588-7839